Exhibit 10.2
AGREEMENT

This Agreement, (“Agreement”) is entered into June 6, 2007, by and between Texhoma Energy, Inc. (the “Company” and Jacobs Oil & Gas Limited (“Jacobs”), each individually a “Party” and collectively the “Parties.”

W I T N E S S E T H:

WHEREAS, the Company owes Jacobs $493,643.77, not including any accrued and unpaid interest, which is evidenced by a Promissory Note entered into with Jacobs on October 19, 2006, which is attached hereto as Exhibit A (the “Note”); and

WHEREAS, the Company does not currently have sufficient funds to repay the Note, and Jacobs has agreed to enter into this Agreement to provide that the Company is not required to pay or accrue any interest on the Note for the period of one (1) year from the date of this Agreement.

NOW, THEREFORE, in consideration for the promises and pledges contained below and other good and valuable consideration, which consideration the Parties acknowledge receipt of, and the premises and the mutual covenants, agreements, and considerations herein contained, the Parties hereto agree as follows:

1. Stand Still of Note Principal and Interest.

The Parties agree that the Note shall not accrue any interest for the period of one (1) year from the date of this Agreement, and that no previously accrued interest or principal owing on the Note shall be required to be paid by the Company for the period of one (1) year following the date of this Agreement.

Following the expiration of one (1) year from the date of this Agreement, the Note shall continue to accrue interest until paid in full by the Company (and/or until converted into shares of the Company’s common stock by Jacobs) and shall be payable to Jacobs pursuant to the Note.

2.  Miscellaneous.

(a)
Assignment. All of the terms, provisions and conditions of this Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the Parties hereto and their respective successors and permitted assigns.

(b)
Applicable Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Texas, excluding any provision of this Agreement which would require the use of the laws of any other jurisdiction.

(c)
Entire Agreement, Amendments and Waivers. This Agreement constitutes the entire agreement of the Parties hereto and expressly supersedes all prior and contemporaneous understandings and commitments, whether written or oral, with respect to the subject matter hereof. No variations, modifications, changes or extensions of this Agreement or any other terms hereof shall be binding upon any Party hereto unless set forth in a document duly executed by such Party or an authorized agent or such Party.

(d)	Waiver. No failure on the part of any Party to enforce any provisions of this Agreement will act as a waiver of the right to enforce that provision.

(e)	Section Headings. Section headings are for convenience only and shall not define or limit the provisions of this Agreement.

(f)
Effect of Facsimile and Photocopied Signatures. This Agreement may be executed in several counterparts, each of which is an original. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts. A copy of this Agreement signed by one Party and faxed to another Party shall be deemed to have been executed and delivered by the signing Party as though an original. A photocopy of this Agreement shall be effective as an original for all purposes.

This Agreement has been executed by the Parties on the date first written above.

Texhoma Energy, Inc.

/s/ Daniel Vesco
Daniel Vesco
Chief Executive Officer

Jacobs Oil & Gas Limited

/s/ Frank A. Jacobs
Frank A. Jacobs
Chief Executive Officer